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                                                                     EXHIBIT 5.1
                       [Pillsbury Winthrop LLP letterhead]

November 14, 2003

ChevronTexaco Corporation
6001 Bollinger Canyon Road
San Ramon, CA 94583

     Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as counsel for ChevronTexaco Corporation ("ChevronTexaco"), which, together with Chevron Capital U.S.A. Inc. ("CCUSA"), ChevronTexaco Capital Company ("CTCC") and ChevronTexaco Funding Corporation ("CTFC"), each a wholly owned subsidiary of ChevronTexaco, is filing this date with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of debt securities (the "Debt Securities") having an aggregate principal amount of up to U.S. $3,000,000,000 (or the equivalent thereof in one or more foreign currencies or composite currencies). Each series of Debt Securities will be issued under one of the following Indentures: (a) the Indenture dated as of June 15, 1995, as supplemented by the First Supplemental Indenture dated October 13, 1999, each being between ChevronTexaco and JPMorgan Chase Bank (formerly The Chase Manhattan Bank, formerly Chemical Bank), as trustee (the "ChevronTexaco Indenture"); (b) the Indenture dated as of May 15, 1987, as supplemented by the First Supplemental Indenture dated as of August 1, 1994, each being among ChevronTexaco, as guarantor, CCUSA, as issuer, and JPMorgan Chase Bank, as trustee (the "CCUSA Indenture"); (c) the Indenture dated as of July 15, 2002, as supplemented by the First Supplemental Indenture dated as of September 10, 2002 and the Second Supplemental Indenture dated as of February 12, 2003, each being among ChevronTexaco, as guarantor, CTCC, as issuer, and JPMorgan Chase Bank, as trustee (the "CTCC Indenture") or (d) the Indenture dated as of August 15, 2003 among ChevronTexaco, as guarantor, CTFC, as issuer, and JPMorgan Chase Bank, as trustee (the "CTFC Indenture"). The ChevronTexaco Indenture, CCUSA Indenture, CTCC Indenture and CTFC Indenture are collectively referred to herein as the "Indentures." Any debt securities issued under the CCUSA Indenture, the CTCC Indenture or the CTFC Indenture will be unconditionally guaranteed by ChevronTexaco (each such guaranty, a "Guaranty" and collectively, the "Guaranties")).

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     We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that each Indenture has been duly authorized, executed and delivered by the applicable Trustee, the Debt Securities will be properly authenticated by the manual signature of an authorized representative of the applicable Trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

     Based upon the foregoing, we are of the opinion that

     1. With respect to the Debt Securities, when (a) the board of directors of the applicable issuer (or, with respect to Debt Securities of ChevronTexaco, the Executive Committee of ChevronTexaco, as applicable) has taken all necessary corporate action to approve the issuance and establish the terms of such Debt Securities, the terms of the offering and related matters, (b) the Debt Securities have been duly executed and authenticated in accordance with the terms of the applicable Indenture and (c) the Debt Securities have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the Indenture, such Debt Securities will be valid and legally binding obligations of ChevronTexaco, CCUSA, CTCC or CTFC, as applicable, enforceable against such issuer in accordance with their terms, and entitled to the benefits of the applicable Indenture.

     2. With respect to the Guaranties, when (a) the board of directors or the Executive Committee, as applicable, of ChevronTexaco has taken all necessary corporate action to approve the issuance and establish the terms of such Guaranty, the terms of the offering of such Guaranty, and related matters, (b) the Debt Security to which such Guaranty relates has been duly executed and authenticated in accordance with the terms of the appropriate Indenture, and (c) such Guaranty has been issued and sold in the manner contemplated by the Registration Statement and in accordance with the applicable Indenture, such Guaranty will be a valid and legally binding obligation of ChevronTexaco, enforceable against ChevronTexaco in accordance with its terms.

     The opinions set forth above are subject to the following qualifications:

     (a)  Our opinions in paragraphs 1 and 2 are subject to and limited by
(i) the effect of applicable bankruptcy, insolvency, fraudulent conveyance transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally; (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law; (iii) requirements of reasonableness, good faith and fair dealing and the effect of court decisions invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where the breach of such covenants or provisions imposes restrictions or burdens upon a borrower, and it cannot be demonstrated that the enforcement of such restrictions or burdens is necessary for the protection of the creditor, or which have held that the creditor's enforcement of such covenants

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or provisions under the circumstances would have violated the creditor's covenants of good faith and fair dealing implied under California law, and (iv) the effect of California statutes and rules of law which cannot be waived prospectively by a borrower. With respect to the Guaranties, we note that certain California statutes and cases provide that a surety may be exonerated if the creditor alters the original obligation of the principal without the surety's consent, elects remedies for default that may impair the surety's subrogation rights against the principal, or otherwise takes action which materially prejudices the surety, without notification of the surety and opportunity on the part of the surety to cure, unless such rights of the surety are validly waived. California courts have generally upheld the waivers of such rights as are contained in the Guaranties under California law; however, we express no opinion with respect to the effect under California law (other than California choice of law rules) of any modification of the obligations of any issuer of Debt Securities which materially increases such obligations, or any election of remedies by the Trustee or the holders of any Debt Securities following the occurrence of a default, or any other action by the trustee under the applicable Indenture or the holders of Debt Securities which materially prejudices ChevronTexaco, as guarantor, if such action occurs without notice and opportunity to cure being granted to ChevronTexaco, as guarantor. However, in our opinion (x) acceleration of the maturity of the Debt Securities would be available if an Event of Default occurs as a result of non-payment by ChevronTexaco of principal of or interest or any premium on such Debt Securities or as a result of a material breach by ChevronTexaco of a covenant contained in the applicable Indenture, (y) failure to enforce any such covenant will not render any Indenture or the applicable Guaranty invalid as a whole and (z) there exists in each Indenture or pursuant to applicable law legally adequate remedies for a realization of the principal benefits intended to be provided by such Indenture or the applicable Guaranty. Notwithstanding the foregoing, as set forth in our opinion in paragraph 2 above, the waivers and consents in each Guaranty are enforceable under New York law. While there is no decision of the California Supreme Court directly on point, it is our opinion that the provisions of Section 13.06 of the ChevronTexaco Indenture and Section 14.06 of each of the CCUSA Indenture, the CTCC Indenture and the CTFC Indenture selecting New York law as the governing law would be honored by a California court applying California choice of law principles.

     (b) We have assumed the execution and delivery of, and the performance of ChevronTexaco's obligations under, each Guaranty, do not and will not (i) require any authorization or approval by a state governmental body, commission or agency under the laws of any state, except that we make no assumption as to federal law, the laws of the States of New York and California and the Delaware General Corporation Law, or (ii) violate or conflict with, result in a breach of, or constitute a default under (A) any authorizations or approvals by a state governmental body, commission or agency that may be applicable to ChevronTexaco or its properties under the laws of any state other than the laws of the State of California and the Delaware General Corporation Law; (B) any order, decision, judgment or decree that may be applicable to ChevronTexaco, CCUSA, CTCC or CTFC or any of their respective properties or

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(C) any law (except that we make no assumption as to federal law, the laws of the States of New York and California and the Delaware General Corporation Law). Subject to the same qualifications as are contained in paragraph (a) of this opinion, we have also assumed that the Guaranty constitutes the valid, legally binding and enforceable agreement of ChevronTexaco under all applicable law (except that we make no assumption as to federal law, the laws of the States of New York and California and the Delaware General Corporation Law).

     (c) Our opinions in paragraph 2 above with respect to the Guaranties are limited to the laws which, in our experience, are applicable to guaranties.

     (d) In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Debt Security and any applicable Guaranty, the Registration Statement, and any amendments thereto (including post-effective amendments) will have been declared effective, a prospectus supplement will have been prepared and filed with the Securities and Exchange Commission (the "Commission") describing the Debt Securities and Guaranty offered thereby, the authorization of such Debt Security and of such Guaranty will not have been modified or rescinded by the board of directors of such issuer or ChevronTexaco or the Executive Committee of ChevronTexaco, as applicable, and there will not have occurred any change in law affecting the validity or enforceability of such Debt Security or Guaranty.

     This opinion is limited to matters governed by the General Corporation Law of the State of Delaware, the laws of the States of New York and California and the laws of Nova Scotia. With respect to questions of Nova Scotia law, we have relied solely on the opinion of Stewart McKelvey Stirling Scales filed as
Exhibit 5.2 to the Registration Statement.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Pillsbury Winthrop LLP



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